      As filed with the Securities and Exchange Commission on May 7, 2001
================================================================================

                    SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                             --------------------

                                SCHEDULE 14D-9
                                (RULE 14D-101)

        SOLICITATION/RECOMMENDATION STATEMENT UNDER SECTION 14 (D) (4)
                    OF THE SECURITIES EXCHANGE ACT OF 1934

                             --------------------

                       SOMNUS MEDICAL TECHNOLOGIES, INC.
                           (Name of Subject Company)

                       SOMNUS MEDICAL TECHNOLOGIES, INC.
                     (Name of Person(s) Filing Statement)

                    COMMON STOCK, PAR VALUE $.001 PER SHARE
                        (Title of Class of Securities)

                                  835397 10 0
                           (CUSIP Number of Class of
                                  Securities)

                               285 N. Wolfe Road
                              Sunnyvale, CA 94086
                                (408) 773-9121
   (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                             --------------------

                                John G. Schulte
                     President and Chief Executive Officer
                       Somnus Medical Technologies, Inc.
                               285 N. Wolfe Road
                              Sunnyvale, CA 94086
                                (408) 773-9121
   (Name, address, including zip code, and telephone number, including area code, of Person Authorized to Receive Notices and Communications on
                   Behalf of the Person(s) Filing Statement)

                             --------------------

                                  Copies to:
                               David Saul, Esq.
                             Michael S. Dorf, Esq.
                       Wilson Sonsini Goodrich & Rosati
                           Professional Corporation
                              650 Page Mill Road
                              Palo Alto, CA 94304
                                (650) 493-9300

                             --------------------

[X] Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

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ITEM 9.       EXHIBIT

Exhibit 1 The following is a transcript of a conference call regarding the merger between Somnus Medical Technologies, Inc. and Gyrus Group PLC held on May 4, 2001.


                                  SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                  SOMNUS MEDICAL TECHNOLOGIES, INC.

Date:  May 7, 2001


                                  By: /s/ John G. Schulte
                                      _________________________________
                                  Name:   John G. Schulte
                                  Title:  Director, President and Chief
                                            Executive Officer